THE INVESCO FUNDS CODE OF ETHICS FOR COVERED OFFICERS

I.         Introduction

The Boards of Trustees (“Board”) of the Invesco Funds (the “Funds”) have adopted this code of ethics (this “Code”) applicable to their Principal Executive Officer and Principal Financial Officer (or persons performing similar functions) (collectively, the “Covered Officers”) to promote:

•	honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships;
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full, fair, accurate, timely and understandable disclosure in reports and documents filed with, or submitted to, the Securities and Exchange Commission (“SEC”) and in other public communications made by the Funds;

•	compliance with applicable governmental laws, rules and regulations;
•	the prompt internal reporting of violations to the Code to an appropriate person or persons identified in the Code; and
•	accountability for adherence to the Code.

II.         Covered Officers Should Act Honestly and Candidly

Each Covered Officer named in Exhibit A to this Code owes a duty to the Funds to act with integrity. Integrity requires, among other things, being honest and candid. Deceit and subordination of principle are inconsistent with integrity.

Each Covered Officer must:

•	act with integrity, including being honest and candid while still maintaining the confidentiality of information where required by law or the Funds’ policies;
•	observe both the form and spirit of laws and governmental rules and regulations, accounting standards and policies of the Funds;
•	adhere to a high standard of business ethics; and
•	place the interests of the Funds and their shareholders before the Covered Officer’s own personal interests.

Business practices Covered Officers should be guided by and adhere to these fiduciary standards.

III.         Covered Officers Should Handle Ethically Actual and Apparent Conflicts of Interest

Guiding Principles. A “conflict of interest” occurs when an individual’s personal interest actually or potentially interferes with the interests of the Funds or their shareholders. A conflict of interest can arise when a Covered Officer takes actions or has interests that may make it difficult to perform his or her duties as a Fund officer objectively and effectively. For example, a conflict of interest would arise if a Covered Officer, or a member of his or her family, receives improper personal benefits as a result of his or her position as a Fund officer. In addition, investment companies should be sensitive to situations that create apparent, but not actual, conflicts of interest. Service to the Funds should never be subordinated to personal gain an advantage.

Certain conflicts of interest covered by this Code arise out of the relationships between Covered Officers and the Funds that already are subject to conflict of interest provisions in the Investment Company Act of 1940, as amended and the Investment Advisers Act of 1940, as amended. For example, Covered Officers may not individually engage in certain transactions (such as the purchase or sale of securities or other property) with the Funds because of their status as “affiliated persons” of the Funds. Therefore, as to the existing statutory and regulatory prohibitions on individual behavior, they will be deemed to be incorporated in this Code and therefore any material violation will also be deemed a violation of this Code. Covered Officers must in all cases comply with applicable statutes and regulations. In addition, the Funds and their investment adviser have adopted Codes of Ethics designed to prevent, identify and/or correct violations of these statutes and regulations. This Code does not, and is not intended to, repeat or replace such Codes of Ethics.

As to conflicts arising from, or as a result of the contractual relationship between, the Funds and the investment adviser of which the Covered Officers are also officers or employees, it is recognized by the Board that, subject to the adviser’s fiduciary duties to the Funds, the Covered Officers will in the normal course of their duties (whether formally for the Funds or for the adviser, or for both) be involved in establishing policies and implementing decisions which will have different effects on the adviser and the Funds. The Board recognizes that the participation of the Covered Officers in such activities is inherent in the contractual relationship between the Funds and the adviser and is consistent with the expectation of the Board of the performance by the Covered Officers of their duties as officers of the Funds. In addition, it is recognized by the Board that the Covered Officers may also be officers or employees of other investment companies advised or serviced by the same adviser and the codes which apply to senior officers of those investment companies will apply to the Covered Officers acting in those distinct capacities.

Each Covered Officer must:

•	avoid conflicts of interest wherever possible;
•	handle any actual or apparent conflict of interest ethically;
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not use his or her personal influence or personal relationships to influence investment decisions or financial reporting by an investment company whereby the Covered Officer would benefit personally to the detriment of any of the Funds;

•	not cause an investment company to take action, or fail to take action, for the personal benefit of the Covered Officer rather than the benefit of such company;
•	not use knowledge of portfolio transactions made or contemplated for an investment company to profit or cause others to profit, by the market effect of such transactions; and
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as described in more detail below, discuss any material transaction or relationship that could reasonably be expected to give rise to a conflict of interest with the Chief Compliance Officer of the Funds (the “CCO”).

Some conflict of interest situations that should always be discussed with the CCO, if material, include the following:

•	any outside business activity that detracts from an individual’s ability to devote appropriate time and attention to his or her responsibilities with the Funds;
•	being in the position of supervising, reviewing or having any influence on the job evaluation, pay or benefit of any immediate family member;
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any direct ownership interest in, or any consulting or employment relationship with, any of the Funds’ service providers, other than its investment adviser, distributor or other Invesco Ltd. affiliated entities and other than a de minimis ownership interest (for purposes of this section of the Code an ownership interest of 1% or less shall constitute a de minimis ownership interest, and an ownership interest of more than 1% creates a rebuttable presumption that there may be a material conflict of interest); and

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a direct or indirect financial interest in commissions, transaction charges or spreads paid by the Funds for effecting portfolio transactions or for selling or redeeming shares, other than an interest arising from the Covered Officer’s employment with Invesco, its subsidiaries, its parent organizations and any affiliates or subsidiaries thereof, such as compensation or equity ownership, and other than an interest arising from a de minimis ownership interest in a company with which the Funds execute portfolios transactions or a company that receives commissions or other fees related to its sales and redemptions of shares of the Funds (for purposes of this section of the Code an ownership interest of 1% or less shall constitute a de minimis ownership interest, and an ownership interest of more than 1% creates a rebuttable presumption that there may be a material conflict of interest).

IV.         Disclosure

Each Covered Officer is required to be familiar, and comply, with the Funds’ disclosure controls and procedures so that the Funds’ subject reports and documents filed with the SEC comply in all material respects with the applicable federal securities laws and SEC rules. In addition, each Covered Officer having direct or supervisory authority regarding these SEC filings or the Funds’ other public communications should, to the extent appropriate within his area of responsibility, consult with other officers and employees of the Funds and take other appropriate steps regarding these disclosures with the goal of making full, fair, accurate, timely and understandable disclosure.

Each Covered Officer must:

•	familiarize himself/herself with the disclosure requirements applicable to the Funds as well as the business and financial operations of the Funds; and
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not knowingly misrepresent, or cause others to misrepresent, facts about the Funds to others, whether within or outside the Funds, including representations to the Funds’ internal auditors, independent Directors/Trustees, independent auditors, and to governmental regulators and self-regulatory organizations.

V.         Compliance

It is the Funds’ policy to comply in all material respects with all applicable governmental laws, rules and regulations. It is the personal responsibility of each Covered Officer to adhere to the standards and restrictions imposed by those laws, rules and regulations, including those relating to affiliated transactions, accounting and auditing matters.

VI.         Reporting and Accountability

Each Covered Officer must:

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upon becoming a Covered Officer and receipt of this Code, sign and submit to the CCO of the Funds (or the CCO’s designee) an acknowledgement stating that he or she has received, read, and understands this Code.

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annually thereafter submit a form to the CCO of the Funds (or the CCO’s designee) confirming that he or she has received, read and understands this Code and has complied with the requirements of this Code.

•	not retaliate against any employee or other Covered Officer for reports of potential violations that are made in good faith.
•	notify the CCO promptly if he becomes aware of any existing or potential violation of this Code. Failure to do so is itself a violation of this Code.

Except as described otherwise below, the CCO is responsible for applying this Code to specific situations in which questions are presented to him or her and has the authority to interpret this Code in any particular situation. The CCO shall take all action he or she considers appropriate to investigate any actual or potential violations reported to him or her.

The CCO is authorized to consult, as appropriate, with the Chairman of the Audit Committees of the Board, counsel to the Funds and counsel to the Board members who are not “interested persons” of the Funds as defined in the 1940 Act (“Independent Trustees”), and is encouraged to do so.

The CCO is responsible for granting waivers and determining sanctions, as appropriate. In addition, approvals, interpretations, or waivers sought by the Covered Officers may also be considered by the Chairman of the Audit Committees of the Board.

The Funds will follow these procedures in investigating and enforcing this Code, and in reporting on the Code:

•	the CCO will take all appropriate action to investigate any potential violations reported to him or her;
•	any matter that the CCO believes is a violation or potential violation will be reported to the Chairman of the Audit Committees of the Board after such investigation;
•	if the Chairman of the Audit Committees concurs that a violation has occurred, he or she will inform the Board, which will take all appropriate disciplinary or preventive action;
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appropriate disciplinary or preventive action may include review of, and appropriate modifications to, applicable policies and procedures; notification to appropriate personnel of the investment adviser or its board; or a recommendation to dismiss the Covered Officer; a letter of censure, suspension, dismissal; or, in the event of criminal or other serious violations of law, notification to the SEC or other appropriate law enforcement authorities;

•	the CCO will be responsible for granting waivers of this Code, as appropriate; and
•	any changes to or waivers of this Code will, to the extent required, be disclosed as provided by SEC rules.

VII.         Other Policies and Procedures

The Funds’ and the Advisers’ and Principal Underwriters’ codes of ethics under Rule 17j-1 under the Investment Company Act and the Advisers’ more detailed policies and procedures set forth in its Compliance and Supervisory Procedures Manual are separate requirements applying to Covered Officers and others, and are not part of this Code.

VIII.         Amendments

Any material amendments to this Code, other than amendments to Exhibit A, must be approved or ratified by a majority vote of the Funds’ Board, including a majority of Independent Trustees.

IX.         Confidentiality

All reports and records prepared or maintained pursuant to this Code shall be considered confidential and shall be maintained and protected accordingly. Except as otherwise required by law or this Code, such matters shall not be disclosed to anyone other than the members of the Funds’ Board, counsel to the Funds, counsel to the Independent Trustees.

Exhibit A

Persons Covered by this Code of Ethics:

Sheri Morris – Principal Executive Officers

Kelli Gallegos – Principal Financial Officer

INVESCO FUNDS

CODE OF ETHICS FOR COVERED OFFICERS--ACKNOWLEDGEMENT

I hereby acknowledge that I am a Principal Officer of the Funds and I am aware of and subject to the Funds’ Code of Ethics for Covered Officers. Accordingly, I have read and understood the requirements of the Code of Ethics for Covered Officers and I am committed to fully comply with the Code of Ethics for Covered Officers

I also recognize my obligation to promote:

1.  Honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships;

2.  Full, fair, accurate, timely, and understandable disclosure in reports and documents that the Funds file with, or submit to, the Commission and in other public communications made by the Funds; and

3.  Compliance with applicable governmental laws, rules, and regulations.

4.  The prompt internal reporting of violations to the Code to an appropriate person or persons identified in the Code; and

5.  Accountability for adherence to the Code.

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